Exhibit 99.1

Novan Licenses SB204 to Sato for Acne in Japan

MORRISVILLE, N.C. – Jan. 17, 2017 – Novan, Inc. (“the Company” or “Novan”) (NASDAQ:NOVN) today announced that the Company has entered into an exclusive license agreement with Sato Pharmaceutical Co., Ltd. (“Sato”), a Japanese company with a prescription pharmaceutical business specializing in dermatology. Upon execution of the agreement, Sato will pay to Novan an initial payment of 1.25 billion JPY (approximately $11.0 million) for the exclusive rights to develop and commercialize in Japan Novan’s topical nitric oxide-releasing product candidate SB204 and related dosage forms for the treatment of acne vulgaris. In addition, Novan will receive from Sato certain development and commercialization milestone payments and, subject to product approval by Japan’s Ministry of Health, Labor and Welfare, certain sales-based milestone payments and a royalty on net sales of such products in Japan.

“We are pleased to announce this agreement with Sato,” said Nathan Stasko, PhD, President and Chief Executive Officer of Novan. “Sato has established a strong position in the Japanese dermatology market. This new partnership, coupled with Sato’s market-leading position in topical acne care with Dalacin T® and recent launch of Luconac® for onychomycosis, clearly illustrates Sato’s commitment to improving the quality of life of patients with skin diseases. We believe this deal underscores the potential of SB204 as a truly first-in-class monotherapy for the treatment of acne and is consistent with Novan’s strategy to remain focused on commercializing our product candidates in the United States while establishing partnerships to unleash nitric oxide’s therapeutic potential worldwide. We look forward to a long and prosperous partnership with our friends at Sato.”

The SB204 development program includes two completed Phase 2 studies, in which topical application of a nitric oxide-releasing gel has demonstrated statistically significant percent reductions in acne lesions, the primary efficacy analyses required for recent topical acne drugs approved by Japan’s Ministry of Health, Labor and Welfare. Additionally, the favorable tolerability profile of SB204 is a particularly attractive attribute for the Japanese patient population that has experienced a greater incidence of skin irritation with retinoid and benzoyl peroxide therapies than the U.S. population.

Sato is responsible for funding the development and commercial costs for the program that are specific to Japan. Novan retains the rights to manufacture the active pharmaceutical ingredient of SB204, which Novan will supply to Sato for commercial purposes. Novan is preparing to support Sato’s initiation of clinical development in Japan by the end of 2017.

Triad Healthcare Partners, a division of Triad Securities Corp., acted as financial advisor to Novan on this transaction.

About Novan

Novan, Inc. is a late-stage pharmaceutical company focused on redefining the standard of care in dermatology through the development and commercialization of innovative therapies using the Company’s nitric oxide-releasing platform. Nitric oxide plays a vital role in the natural immune system response against microbial pathogens and is a critical regulator of inflammation. Our ability to harness nitric oxide and its multiple mechanisms of action has enabled us to create a platform with the potential to generate differentiated, first-in-class product candidates. We are rapidly advancing programs in five dermatological conditions with significant unmet medical need. We believe that our ability to conveniently deploy nitric oxide on demand in topical formulations allows us the potential to significantly improve patient outcomes in a variety of skin diseases and positions us to be a commercially successful leader in the dermatology market.

For more information, visit the Company’s website at www.Novan.com.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates and future prospects. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, successful completion of the deal discussed herein, uncertainties and risks in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research or trials; whether we will be able to obtain additional funding when needed; and other risks and uncertainties described in our prospectus dated Sept. 20, 2016, filed with the Securities and Exchange Commission (the “SEC”), in our quarterly report filed with the SEC on Form 10-Q for the three months ended Sept. 30, 2016, and in any subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

All trademarks are the property of their respective owners.

CONTACT:

(Investors)

Sean Andrews, Senior Director of Investor Relations

Novan, Inc.

919-627-6847

investors@novan.com

(Media)

Deb Holliday

Pascale Communications, LLC

412-877-4519

deb@pascalecommunications.com

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